Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of First Place Financial Corp. on Form S-4 of our report dated September 11, 2008 with respect to the consolidated financial statements of First Place Financial Corp. and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of First Place Financial Corp. for the year ended June 30, 2008, and to the reference to us under the caption “Experts” in the related proxy statement/prospectus, which is part of this registration statement.

Crowe Horwath LLP

Cleveland, Ohio

September 19, 2008